Exhibit 99.1

PRESS RELEASE

BUSINESS AND FINANCIAL EDITORS	WILLIAM J. OWEN

FOR IMMEDIATE RELEASE

Senior Vice President,

Investor Relations
818-676-3936

ZENITH COMMENTS ON INVESTMENT PORTFOLIO

WOODLAND HILLS, CALIFORNIA, September 25, 2008 . . . . . . . . . . . . . . . . . . .. . . . . . . . Zenith National Insurance Corp. (NYSE:ZNT) is providing additional information regarding its investment portfolio, including its investments in certain financial institutions that are the subject of current news stories about the financial markets.

We have a long history of maintaining a high quality investment portfolio governed by a disciplined investment strategy of diversification and designed to achieve a reasonable balance of risk and a stable source of earnings.  As of September 19, 2008, our investment portfolio had a fair value of $2.1 billion, representing 97% of amortized cost.  The fair value of the investment portfolio decreased from June 30, 2008 to September 19, 2008 by approximately 3%, during a turbulent and volatile period of assessing fair value.

The companies listed below are among those included in recent news, and our investment in these companies represent approximately 5% of the fair value of our total investment portfolio as of September 19, 2008:

(in millions) Fixed Income:	Cost/ Amortized Cost	Fair Value
American International Group, Inc.	$29.4	$18.3
Citigroup, Inc.	9.6	8.0
Goldman Sachs Group, Inc.	27.3	20.2
Lehman Brothers Holdings, Inc.	11.8	2.3
Merrill Lynch & Co, Inc.	31.2	28.2
Morgan Stanley	14.4	12.1
Wachovia Bank N.A.	14.5	11.0

Equity:
American International Group, Inc.	5.4	0.6

The total fair value of the investments listed above at September 19, 2008 was $100.7 million, or 4% of our assets and 6% of our stockholders’ equity at June 30, 2008.  The decrease in the fair value of these assets, net of deferred tax, as of September 19, 2008, compared to June 30, 2008 was $24.3 million, or $0.65 per share, or 2% of June 30, 2008 stockholders’ equity.

As previously reported, we expect that our third quarter 2008 results of operations will reflect impairment charges on our Lehman holdings as a result of their bankruptcy filing.  Also we expect to record an impairment charge in the third quarter 2008 on our AIG equity investment as a result of the dilution caused by the federal government bailout.  These impairment charges will be partially offset by gains on investments realized during the third quarter 2008.

The unrealized losses on fixed income investments are not material to our operations due to our strong capital and liquidity.  We have the ability and intent to hold these investments for the long term.  We will continue to assess individual securities for impairments based on our current understanding of the issuers of these securities and based on our long-standing presumption to recognize an impairment when an unrealized loss is 20% or more continuously for six months or more.

This contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking items may be significantly impacted by certain risks and uncertainties described in Zenith’s Form 10-K for the year ended December 31, 2007, its Form 10-Qs for the periods ended March 31, 2008 and June 30, 2008 and its Form 8-Ks filed with the Securities and Exchange Commission.

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